Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Hamid Shokrgozar	RCG Capital Markets Group, Inc.
	Chairman and CEO	Retail: Joe Dorame
	White Electronic Designs Corporation	Institutional/Analyst: Joe Diaz
	602-437-1520	diaz@rcgonline.com
	hamid@wedc.com	480-675-0400

White Electronic Designs Corporation
Second Quarter Fiscal 2005 Financial Results

Phoenix, AZ. May 10, 2005 — White Electronic Designs Corporation (NASDAQ: WEDC) is pleased to report results for the second quarter of fiscal 2005 ended April 2, 2005.

Highlights include:

•	Net sales of $27.9 million

•	Net income of $1.5 million or $0.06 per diluted share

•	Total bookings of $34.9 million; book-to-bill: 1.25:1

•	Record backlog of approximately $61.0 million

•	Cash and cash equivalents grew to $43.5 million

Net sales for the second quarter of fiscal 2005 were $27.9 million, compared to sales of $28.9 million in both the immediately preceding quarter and in the second quarter of fiscal 2004. Net income for the second quarter of fiscal 2005 was $1.5 million, or $0.06 per diluted share, compared to net income of $1.2 million, or $0.05 per diluted share, in the immediately preceding quarter and $1.7 million, or $0.07 per diluted share, in the second quarter of fiscal 2004.

Hamid Shokrgozar, chairman and chief executive officer of White Electronic Designs Corporation, commented, “Our financial results for the quarter reflect the progress that we continue to achieve in the operations of our two business segments. We are pleased with our performance during the second quarter of 2005, as we achieved a positive book-to-bill ratio of 1.25:1. New orders received during the quarter totaled $34.9 million, up approximately 13%, compared to new orders of $31.0 million in the immediately preceding quarter. The bookings increase was primarily driven by expanded orders for our commercial microelectronic products which accounted for approximately 35%, or $12.1 million of the total new orders received during the quarter. Sales of our military products continue to reflect a reduced level of spending for advanced military equipment.

Our backlog at the end of the second quarter of fiscal 2005 grew to a record high of approximately $61.0 million. Our balance sheet continued to strengthen during the quarter as our existing cash and cash equivalents continued to grow to a new high of $43.5 million.”

Mr. Shokrgozar continued, “We maintain our dedication to grow our commercial business products so that they become even more meaningful contributors to both our top-and bottom-lines. Additionally, we remain committed to driving innovation in all business segments with research and development investments and continued prudent management of our internal business operations. All in all, we are pleased with the results for the quarter and we look forward to the second half of fiscal year 2005 with great anticipation.”

Research and development expenses for the second quarter of fiscal 2005 totaled approximately $1.6 million, compared to approximately $1.4 million in the immediately preceding quarter and approximately $1.7 million in the second quarter of fiscal 2004.

Selling, general and administrative (SG&A) expenses for the second quarter of fiscal 2005 were approximately $4.9 million, compared to approximately $4.5 million in the immediately preceding quarter and approximately $4.4 million in the second quarter of fiscal 2004.

Gross profit for the second quarter of fiscal 2005 was approximately $8.7 million, compared to $7.5 million in the immediately preceding quarter and $8.5 million in the second quarter of fiscal 2004. Gross margin during the second quarter was 31.1% as compared to 26.1% during the first quarter of fiscal 2005. This increase was primarily due to the product mix associated with our military microelectronic products.

Microelectronic Segment Highlights

•	Net sales for the Microelectronic segment totaled approximately $15.4 million in the second quarter of fiscal 2005, compared to $16.2 million in the immediately preceding quarter. Net sales to military customers totaled approximately $9.0 million, compared to sales of $9.0 million in the immediately preceding quarter.

•	Backlog at the end of the second quarter of fiscal 2005 for the Microelectronic segment totaled approximately $33.6 million, or approximately 55% of the total Company backlog, compared to $27.3 million in the immediately preceding quarter. Military products accounted for 60% of the Microelectronic segment backlog.

•	New orders received for the Microelectronic segment totaled $21.1 million in the second quarter of fiscal 2005, compared to $14.7 million in the immediately preceding quarter. Second quarter Microelectronic segment new orders totaled approximately 60% of the total new orders received by the Company. Defense Microelectronic products bookings were $9.0 million in the second quarter, compared to $8.1 million in the immediately preceding quarter.

•	Net sales for the second quarter of fiscal 2005 for our commercial Microelectronic products totaled approximately $6.5 million, compared to $7.1 million in the immediately preceding quarter and $5.5 million in the second quarter of fiscal 2004.

     Key Microelectronic segment awards during the quarter included:

•	Received $8.3 million order from a leader in hotel entertainment delivery systems who has engaged a large contract with a major hotel chain.

•	Received two awards totaling $1.6 million for Anti-Tamper (AT) products.

•	Received additional order totaling $1.1 million for the Tranche 2 Eurofighter. Further Eurofighter awards are anticipated throughout the year from the UK, Italy, Germany and Spain.

Display Segment Highlights

•	Net sales for the Display segment totaled approximately $12.5 million, compared to $12.7 million in the immediately preceding quarter and $13.4 million in the second quarter of fiscal 2004.

•	Backlog at the end of the second quarter for the Display segment totaled approximately $27.3 million, or 45% of the total Company backlog, compared to backlog of $26.1 million in the immediately preceding quarter and $26.0 million in the second quarter of fiscal 2004.

•	New orders received for the Display segment totaled approximately $13.8 million, compared to $16.2 million in the immediately preceding quarter and $18.1 million in the second quarter of fiscal 2004.

     Key Display segment awards during the quarter included:

•	Received continuing orders of approximately $2.9 million for follow-on keypad products from major appliance manufacturers.

•	Received follow-on orders of approximately $2.7 million for enhanced display products for specialty personal computer applications.

•	Received follow-on production orders totaling approximately $1.3 million to provide enhanced display monitors to a leading manufacturer of point of sale terminals to be used by large retail chains.

•	Received follow-on display enhancement orders for various avionics applications totaling over $1.0 million.

White Electronic Designs Corporation will host a teleconference and webcast today to review the financial results of the second quarter fiscal year 2005 beginning at 10:00 am EASTERN. Interested parties can access the call by dialing (877) 407-8031 (domestic) or (201) 689-8031 (international). A replay of the call will be available at (877) 660-6853 (domestic) or (201) 612-7415 (international), account number 286, access number 151595 for seven days following the call. A live webcast of the call will be available at http://www.vcall.com/CEPage.asp?ID=90417. The online replay will be available shortly after the end of the call and can be reached at http://www.vcall.com. After accessing the Vcall site enter the Company’s symbol, WEDC. The webcast will be archived for the following 12 months.

White Electronic Designs Corporation designs, develops and manufactures innovative components and systems for high technology sectors in military, industrial, medical and commercial markets. White’s products include advanced semiconductor packaging of high-density memory products and state-of-the-art microelectronic multi-chip modules for military and defense industries and data and telecommunications markets; anti-tamper products for mission-critical semiconductor components in defense and secure commercial applications; enhanced and ruggedized high-legibility flat-panel displays for commercial, medical, defense and aerospace systems; digital keyboard and touch-screen operator-interface systems; and electromechanical assemblies for OEM’s in commercial and military markets. White is headquartered in Phoenix, Arizona, and has design and manufacturing centers in Arizona, Indiana, Ohio and Oregon. To learn more about White Electronic Designs Corporation’s business, as well as employment opportunities, visit our website, www.wedc.com.
A copy of this press release is also available under the Investors section of our website.

Cautionary Statement

This press release contains forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. The words, “believe,” “expect,” “anticipate,” “estimate,” “will” and other similar statements of expectation identify forward-looking statements. These forward-looking statements speak only as of the date the statement was made and are based upon management’s current expectations and beliefs and are subject to a number of risks and uncertainties, some of which cannot be predicted or quantified, that could cause actual results to differ materially from those described in the forward-looking statements. In particular, such forwarding-looking statements include our expectation regarding future defense spending for military equipment, our anticipation of additional Eurofighter awards, and research and development investments. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: reductions in demand for the Company’s products, the failure to obtain anticipated Eurofighter awards, the cancellation of any existing orders, the loss of a significant customer, the inability to procure required components, manufacturing delays, any further downturn in the high technology data and telecommunications industries, reductions in military spending or changes in the acquisition requirements for military products, the inability to develop, introduce and sell new products or the inability to develop and implement new manufacturing technologies, and changes or restrictions in the practices, rules and regulations relating to sales in international markets.

Additionally, other factors that could cause actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements are included in Exhibit 99.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended January 1, 2005. You are cautioned not to place undue reliance on our forward-looking statements. We do not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after the date of this press release, or to reflect the occurrence of unanticipated events.

WHITE ELECTRONIC DESIGNS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands of dollars, except share data)

	April 2,	October 2,
	2005	2004

ASSETS
Current Assets
Cash and cash equivalents	$43,511	$38,030
Accounts receivable, less allowance for doubtful accounts of $320 and $560	17,951	19,039
Inventories, net	23,342	24,744
Prepaid expenses and other current assets	1,777	1,584
Deferred income taxes	4,394	4,652

Total Current Assets	90,975	88,049

Property, plant and equipment, net	13,134	13,975
Goodwill, net	17,105	17,105
Intangible assets, net	5,326	5,643
Other assets, net	126	128

Total Assets	$126,666	$124,900

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$7,194	$9,070
Accrued salaries and benefits	1,862	1,396
Other accrued expenses	2,410	2,258
Deferred revenue	1,515	1,646

Total Current Liabilities	12,981	14,370

Accrued long-term pension liability	522	522
Deferred income taxes	1,302	1,175
Other long term liabilities	1,602	1,618

Total Liabilities	16,407	17,685

Shareholders’ Equity
Preferred stock, 1,000,000 shares authorized, no shares issued	—	—
Common stock, $0.10 stated value, 60,000,000 shares authorized, 24,444,921 and 24,335,310 shares issued	2,444	2,433
Treasury stock, 44,442 and 44,442 shares, at cost	(4)	(4)
Additional paid-in capital	90,657	90,347
Unearned compensation	—	(8)
Retained earnings	17,379	14,664
Accumulated other comprehensive loss	(217)	(217)

Total Shareholders’ Equity	110,259	107,215

Total Liabilities and Shareholders’ Equity	$126,666	$124,900

WHITE ELECTRONIC DESIGNS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands of dollars except share and per share data)

	Three months ended		Six months ended
	April 2,	April 3,	April 2,	April 3,
	2005	2004	2005	2004

Net sales	$27,860	$28,944	$56,725	$54,799
Cost of sales	19,207	20,434	40,537	37,760

Gross profit	8,653	8,510	16,188	17,039

Operating expenses:
Selling, general and administrative	4,935	4,432	9,470	8,972
Research and development	1,560	1,704	2,926	3,192
Amortization of intangible assets	158	159	316	324

Total operating expenses	6,653	6,295	12,712	12,488

Operating income	2,000	2,215	3,476	4,551
Interest expense	—	—	—	2
Interest (income)	(212)	(109)	(432)	(222)

Income before income taxes	2,212	2,324	3,908	4,771
Provision for income taxes	706	661	1,193	1,434

Net income	$1,506	$1,663	$2,715	$3,337

Earnings per share — basic	$0.06	$0.07	$0.11	$0.14

Earnings per share — diluted	$0.06	$0.07	$0.11	$0.13

Weighted average number of common shares and equivalents:
Basic	24,440,801	24,201,679	24,406,369	24,148,986
Diluted	24,912,811	25,056,845	24,974,203	25,107,065